Exhibit 10.55

THE COCA-COLA EXPORT CORPORATION

OVERSEAS RETIREMENT PLAN

As Amended and Restated

Effective October 1, 2007

THE COCA-COLA EXPORT CORPORATION

OVERSEAS RETIREMENT PLAN

ARTICLE I

DEFINITIONS

The following words and phrases as used herein shall have the meaning specified below, unless a different meaning is plainly required by the context. The masculine pronoun, wherever used, shall include the feminine. Whenever any words are used herein in the singular, they shall be construed as though they were also used in the plural, in all cases where they would so apply.

Actuarial Equivalent shall mean a benefit of equivalent value when computed on the basis of the actuarial tables and interest adopted by the Committee.  If a Member has a Separation from Service prior to his Earliest Retirement Date, and payment is made or is payable prior to his Earliest Retirement Date, deferred annuity factors shall be applied.  If a Member has a Separation from Service on or after his Earliest Retirement Date, immediate annuity factors shall be applied.

Approved Absence shall mean any leave of absence that shall have been granted by the Employer for temporary disability, for military service, or for other reasons and that is approved by the Committee (or its designee).  Personal leaves of absence are not considered Approved Absences.

Average Annual Compensation shall mean the average of the Participant’s Compensation for the five consecutive Plan Years (or actual consecutive number if fewer than five) for which his Compensation was highest during the eleven consecutive Plan Years for which Years of Vesting Service are granted (or actual consecutive number if fewer than eleven) ending with the last Plan Year in which he received Compensation (treating the last Plan Year as a whole Plan Year, but taking into account only the actual Compensation received).  If the final year for which the benefit is being calculated is a partial year, Average Annual Compensation shall be calculated without any adjustment to Compensation paid in the final partial year.  If one or more of any other years in the high five consecutive Plan Years for which the benefit is being calculated is a Plan Year in which the Participant is credited with only a partial Year of Vesting Service, Average Compensation shall be calculated according to the following provision.  For each partial year, the Participant’s regular monthly base salary (to the extent it otherwise qualifies as Compensation) as of i) the last full month in which Vesting Service is credited in that year or ii) the first full month in which Vesting Service is credited (as applicable), shall be deemed to be paid in each of the remaining months in which no Vesting Service is credited and no Compensation is paid in that same year.  Once applied, Average Annual Compensation shall be calculated in the normal method using actual Compensation paid and the deemed paid compensation described in this paragraph.  No bonuses, incentives, hiring payments, termination payments, or other extraordinary remuneration shall be deemed to be paid or taken into account in the calculation of deemed compensation for the partial year.

Break in Service shall mean, with respect to an Employee, a twelve consecutive month period beginning on the Employee’s Termination Date and ending on the first anniversary of that date, during which he did not perform an Hour of Service.

Change in Control shall mean a change in control of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A under the Securities Exchange Act of 1934, as amended (“1934 Act”), as in effect on January 1, 2004, provided that such a change in control shall be deemed to have occurred at such time as (i) any “person” (as that term is used in Sections 13(d) and 14(d)(2) of the 1934 Act), is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the 1934 Act as in effect on January 1, 2004) directly or indirectly, of securities representing 20% or more of the combined voting power for election of directors of the then outstanding securities of the Company or any successor of the Company; (ii) during any period of two consecutive years or less, individuals who at the beginning of such period constituted the Board of Directors of the Company cease, for any reason, to constitute at least a majority of the Board of Directors, unless the election or nomination for election of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period; (iii) the shareowners of the Company approve any merger or consolidation as a result of which the KO Common Stock (as defined below) shall be changed, converted or exchanged (other than a merger with a wholly owned subsidiary of the Company) or any liquidation of the Company or any sale or other disposition of 50% or more of the assets or earning power of the Company, and such merger, consolidation, liquidation or sale is completed; or (iv) the shareowners of the Company approve any merger or consolidation to which the Company is a party as a result of which the persons who were shareowners of the Company immediately prior to the effective date of the merger or consolidation shall have beneficial ownership of less than 50% of the combined voting power for election of directors of the surviving corporation following the effective date of such merger or consolidation, and such merger, consolidation, liquidation or sale is completed; provided, however, that no Change in Control shall be deemed to have occurred if, prior to such times as a Change in Control would otherwise be deemed to have occurred, the Board of Directors determines otherwise.  Additionally, no Change in Control will be deemed to have occurred under clause (i) if, subsequent to such time as a Change of Control would otherwise be deemed to have occurred, a majority of the Directors in office prior to the acquisition of the securities by such person determines otherwise.

Code shall mean the Internal Revenue Code of 1986, as amended.

Committee shall mean the International Benefits Administrative Committee as herein provided in Article IX.

Company shall mean The Coca-Cola Company, a Delaware corporation.

Compensation shall mean for any Plan Year, the amount derived by including the amounts in Subsections (a) and (b) and excluding the amounts in Subsection (c), as follows:

(a)	all such Member’s base pay, as such term is used for the purpose of determining the amount of the Member’s bonus under any annual incentive award program sponsored by the Company;

(b)

unused accrued annual leave payments made pursuant to the International Service Program policy, all annual or discretionary incentives paid to the Member, including any principal amounts (but not interest) paid under the Company’s Long-Term Incentive Plan and Executive Performance Incentive Plan and including any payments made in 2000 as retention bonuses in conjunction with the Strategic Organizational Alignment, but not including any premiums paid under any International Service program maintained by the Company;

(c)  all of the following items: (1) deferred compensation (other than any deferred compensation payable under a formal incentive arrangement and compensation deferred under The Coca-Cola Company Deferred Compensation Plan); (2) all severance payments (other than severance payments made after involuntary termination under a formal severance pay policy in a form other than a lump-sum payment commencing prior to March 1, 2008) and the Special Cash Payment which was made by the Company under the Special Retirement Program; (3) tuition, relocation, and other expense reimbursements; (4) taxable income from excess group life insurance; (5) taxable income from stock option transactions and restricted stock transactions; (6) welfare benefits; (7) cash and noncash fringe benefits; (8) extraordinary remuneration associated with an international assignment (including but not limited to, tax equalization payments, mobility allowances, and housing allowances); (9) extraordinary remuneration related to separation of employment or transition of employment; (10) hiring bonuses and any other extraordinary remuneration in conjunction with or related to hiring or transfer; (11) make-whole payments; and (12) ex gratia payments.

Except as provided below in this Subsection, Compensation will include only those amounts that are actually paid by an Employer.  Compensation shall also include any amounts paid by an entity listed in Schedule A that would have constituted Compensation if paid by an Employer.  If a Member has a Separation from Service and is not being credited with Years of Benefit Service, Compensation for such period shall not be credited.

Compensation during an Approved Absence or while a Member is Disabled will be computed by multiplying the Member’s Compensation (excluding incentives) during the Plan Year preceding the Plan Year in which his absence begins, by the number of whole and/or partial year(s) (computed in twelfths of a year) of his absence.  Compensation, during an Approved Absence or while Disabled commencing during the first year of employment or reemployment with an Employer following a Termination Date, will be computed by annualizing the Employee’s actual compensation earned during such year prior to the Approved Absence or Disability, excluding any incentives earned during such year.

Notwithstanding the previous paragraph, Compensation during an Approved Absence granted for the purpose of allowing the Member to provide services to an entity which operates under a license with the Company to use the Company’s trademarks in connection with the preparation, packaging, distribution, and sale of the Company’s products shall be determined as if such entity were an Employer under this Plan.

Compensation of a Member who is providing services outside the United States shall be determined by the Committee according to guidelines established by the Committee. In addition, the Committee may determine a Member’s Compensation in a currency other than U.S. dollars.

Disability or Disabled shall mean a physical or mental incapacity that qualifies the Member for benefits under The Coca-Cola Company Long-Term Disability Income Plan or a Committee-approved long-term disability plan of another Employer, provided that the Member is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than twelve months.

Earliest Retirement Date.  The earlier of: i) the first day of the month on or following a Member’s 60th birthday; or ii) the first day of the month after which a Member has both attained age 55 and completed ten Years of Vesting Service.

Employee shall mean any individual who is employed by the Company or a Subsidiary.

Employer shall mean the Company or any Subsidiary.

Employment Date shall mean the date on which the Employee first completes an Hour of Service; provided that the Employment Date of an Employee who incurs a Break in Service will be the first day on which he completes an Hour of Service after such Break in Service.

Home Country shall mean the country of citizenship or country of initial employment with an Employer. A member may have more than one Home Country. Where there is a question regarding whether or not a country is a Home Country for a Member, the Committee shall make such determination.

Hour of Service shall mean each hour for which an Employee is paid or entitled to payment for the performance of duties for an Employer.

International Service shall mean those services provided to an Employer by an Employee where the Employee is properly designated on the payroll records of the Employer as an International Service Associate or as otherwise determined in accordance with guidelines established by the Committee.

Member shall mean an Employee who has engaged in International Service, who has become a Member of the Plan as provided in Article II hereof, and who has not ceased to be a Member as provided in either Article VII or Article VIII.

Normal Retirement Date.  The first day of the month on or following a Member’s 65th birthday.

Plan shall mean The Coca-Cola Export Corporation Overseas Retirement Plan.

Plan Sponsor shall mean The Coca-Cola Export Corporation.

Plan Year shall mean the twelve-month period beginning on January 1 and ending on December 31 each year.

Separation from Service shall mean that employment with an Employer terminates such that it is reasonably anticipated that no further services will be performed.  Separation from Service shall be interpreted in a manner consistent with Section 409A of the Code and the regulations thereunder.

Specified Employee shall mean a key employee of an Employer who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code, as defined in Section 409A of the Code and the regulations thereunder.

Spouse shall mean the surviving spouse of a deceased Member.

Subsidiary shall mean any corporation not less than 80% of whose voting stock or ownership interest (not including shares having voting power only upon the happening of an event of default) is at the time owned, directly or indirectly, by the Company.  Any such corporation shall be a Subsidiary only during such time as the foregoing ownership requirements are met.

Termination Date shall mean the earlier of -

(a)	The date on which an Employee is no longer providing services to any Employer by reason of quit, retirement, discharge, or death; or

(b)

The first anniversary of the first date of a period in which an Employee remains absent from service (with or without pay) from all Employers for any reason other than quit, retirement, discharge, or death, such as vacation, holiday, sickness, disability, leave of absence (other than an Approved Absence), or layoff.

Notwithstanding the above, in the case of an Employee receiving severance payments commencing prior to March 1, 2008 made after involuntary termination under a formal severance pay policy in a form other than a lump-sum payment such Employee’s Termination Date will not be earlier than the date such severance payments cease.

Year of Benefit Service shall mean, with respect to a Member, each of the whole and partial Years of Vesting Service, subject to the following modifications:

(a)                                  Exclusions. Years of Benefit Service shall not include any of the following periods of service:

(1)                                  any Home Country service otherwise included as Years of Vesting Service occurring after the Member commences participation in the Plan unless the Member subsequently engages again in International Service, in which event the intervening Home country service will be treated as Years of Benefit Service;

(2)                                  any period of an Approved Absence that extends beyond one year if the Approved Absence ends as a result of the Employee’s termination of Employment (for any reason other than death or Disability) with all Employers before attainment of the earlier of:  (i) age 60; or (ii) age 55 with ten  or more Years of Vesting Service;

(3)                                  periods of absence beginning after 1975, due to resignation, discharge, or retirement, whether or not the Participant returns to employment with an Employer within one year; and any period of absence extending beyond one year that is not an Approved Absence;

(4)                                  periods of service with an entity other than an Employer or with an entity that has been designated by the Committee pursuant to the definition of Year of Vesting Service, subsection (a)(6), and periods of absence beginning after 1975, due to resignation, discharge, or retirement, whether or not the Member returns to employment with an Employer within one year;

(5)                                  service with Cadbury Schweppes plc, even if such service is counted as Years of Vesting Service;

(6)                                  any period after a Member has had a Separation from Service, unless the Member becomes eligible again to participate in the Plan pursuant to Article II.

(b)                                 Special Rule for First Four Years of Participation.  Notwithstanding the foregoing, for Members who commenced participation in the Plan on or after January 1, 1999, a Member’s Years of Benefit Service during the first four years of participation in this Plan shall not include any Home Country service performed prior to commencement of participation in the Plan pursuant to Section 2.1.

(c)                                  Computation. Years of Benefit Service shall be computed in whole and partial years, by treating all complete calendar months of Benefit Service as 1/12 year, aggregating all noncontinuous partial months into whole 30-day months that are then each treated as 1/12 year, and counting any remaining days as 1/12 year.

Year of Vesting Service shall mean, with respect to an Employee, the years described in Subsection (a), excluding the years describe in Subsection (b), as follows:

(a)          Inclusions.  Except as described in Subsection (b) hereof, Years of Vesting Service shall include:

(1)                                  the aggregate of all periods beginning on each Employment Date of an Employee and ending on the next following Termination Date (unless such Employee is reemployed by an Employer within one year of his Termination Date, in which event, such Termination Date shall be ignored and the period shall end upon his Termination Date which occurs following his reemployment);

(2)                                  all periods during which the Employee is Disabled, ending no later than the date that the Employee attains age 65;

(3)                                  any period of an Approved Absence;

(4)                                  any period of absence extending beyond one year that is not an Approved Absence if the Employee resumes employment with an Employer within one year after his Termination Date;

(5)                                  any period of service with an entity other than an Employer (including periods of service before an Employer becomes a Subsidiary) to the extent determined by the Committee;

(6)                                  any period of service with a bottler that has been designated by the Committee as eligible for crediting Years of Vesting Service;  and

(7)                                  service with Cadbury Schweppes plc, to the extent such service was credited for eligibility and vesting purposes under a comparable pension program of Cadbury Schweppes plc immediately prior to the Applicable Closing Date (as defined in the Purchase Agreement between Cadbury Schweppes plc, Atlantic Industries and The Coca-Cola Company) and provided that the individual was employed by Cadbury Schweppes plc on the day prior to the Applicable Closing Date and became an Employee immediately after the Applicable Closing Date.

(b)                                 Exclusion.

(1)                                  Notwithstanding Subsection (a) hereof, for any Termination Date occurring after December 31, 1998, Years of Vesting Service shall not include any Years of Vesting Service completed before a period in which an Employee incurs a number of consecutive Breaks in Service which is at least equal to the greater of:  (i) five; or (ii) the aggregate number of Years of Vesting Service completed before the commencement of the first of such Breaks in Service, unless the Employee was vested in benefits under this Plan at the time the first such Break in Service commences. Additionally, for Termination Dates occurring prior to January 1, 1976, Years of Vesting Service does not include any service prior to such Termination Date.

(2)                                  Notwithstanding any other provision in this Plan, Years of Vesting Service shall not include any leave of absence that is not an Approved Absence, unless the Member returns from the leave for three consecutive months or retires from the leave of absence.

 (c)                               Computation. Years of Vesting Service shall be computed in whole and partial years, by treating all complete calendar months of Vesting Service as 1/12 year, aggregating all noncontinuous partial months into whole 30-day months that are then each treated as 1/12 year, and counting any remaining days as 1/12 year.

ARTICLE II

ELIGIBILITY AND APPROVAL FOR PARTICIPATION

2.1                                 Each Employee of the Company or of any Subsidiary who has performed International Service shall become a Member of this Plan on the first day of any month coincident with or subsequent to the date upon which the following conditions shall be met:

A.                                   Citizenship:  He shall not be a citizen of the United States.

B.                                     Length of Employment:  He shall, preceding such date, have completed at least one Year of Vesting Service.

C.                                     International Employment:  He shall, on such date, be performing International Service.

D.                                    Committee Approval:  He shall have been approved for membership in the Plan by the Committee in accordance with rules and regulations adopted by the Committee.

2.2                                 A Member shall continue participation in the Plan until the earliest of: i) the date on which he discontinues International Service; ii) has a Termination Date; iii) has a Separation from Service; or iv) is ineligible for continued participation under guidelines established by the Committee.  Rehired Members shall be treated as described in Section 5.6.

ARTICLE III

PAYMENT OF BENEFITS

Benefits under the Plan may be made only upon occurrence of the events specified in this section, in the form and at the time specified herein.

3.1                                 Form of Payment.

(a)                                  Effective January 1, 2008, except as set forth in subparagraph (b) below, all benefits under this Plan shall be paid in a single lump sum.

(b)                                 Exceptions.

(1)                                  Members who have a Separation from Service before January 1, 2008, and have attained their Earliest Retirement Date at the time of their Separation from Service may elect by December 31, 2007 to receive monthly payments in lieu of a lump sum.  Such election is irrevocable.

(2)                                  Individuals who are Members as of October 1, 2007, are employed by an Employer as of October 1, 2007, will be at least 50 years of age by December 31, 2007, and have not had a Separation from Service (except for Members who have been rehired by an Employer) may make an election to receive monthly payments in lieu of a lump sum.  Such election must be received by January 31, 2008 and is irrevocable.  If an election is received in 2008, it shall not be effective if a Member has a Separation from Service in 2008 and shall not be effective until January 1, 2009.   Notwithstanding the foregoing, if the Member has a Separation from Service prior to his Earliest Retirement Date, he shall receive a lump sum regardless of any election hereunder.

(3)          If a Member who is receiving monthly payments dies and his Spouse is entitled to a benefit as described in Article VI, such benefit shall continue to be paid in monthly payments and the Spouse may not elect to receive a lump sum payment.  This provision applies to any Member who dies on or after January 1, 2008 even if the Member’s benefit commenced under the Plan in effect prior to October 1, 2007.

3.2                                 Distribution Events and Time of Payment.

(a)                                  Separation from Service.

(1)                                  General rule.  The lump sum shall be paid on the last business day of the third month following the month in which the Member has a Separation from Service.  Notwithstanding the foregoing, the lump sum benefit of a Specified Employee shall be paid on the last business day of the sixth month following the month in which the Specified Employee has a Separation from Service.

(2)                                  Separation from Service prior to January 1, 2008.   If a Member has a Separation from Service prior to January 1, 2008, had not attained his Earliest Retirement Date at the time the Member had a Separation from Service, and had not been paid by January 1, 2008, the lump sum payment shall be made on May 30, 2008.  This provision includes Members who had not attained Earliest Retirement Date at the time of their Separation from Service who had indicated earlier a preference for monthly payments.  If a Member who has a Separation from Service prior to January 1, 2008 is entitled to make an election to receive monthly payments pursuant to Section 3.1(b)(1), but does not make such an election, a lump sum shall be paid to such Member on May 30, 2008.

(3)                                  Monthly payments.  For Members who are entitled to elect monthly payments pursuant to Section 3.1(b)(1), monthly payments will commence on the date elected by the Member.  For Members who are entitled to elect monthly payments pursuant to Section 3.1(b)(2), monthly payments will commence on the first day of the month following the month in which the Member has a Separation from Service.   Notwithstanding the foregoing, the monthly benefit of a Specified Employee shall commence on the first day of the sixth month following the month in which the Specified Employee has a Separation from Service, but shall be calculated as if the benefit commenced on the first of the month following the month the Member has a Separation from Service.  With the first payment to the Specified Employee, the payments for the prior months shall also be paid.

(b)                                 Death.  If a Member’s Spouse is entitled to a benefit as described in Article VI, payment shall be made on the last business day of the second month following the month of the Member’s death.

(c)                                  Disability.  If a Member becomes Disabled, payment shall be made on the last business day of the third month following the month in which the Member is Disabled.

3.3                                 Other Terms and Conditions of Payment.

(a)                                  The payment of any benefits hereunder shall be subject to approval by the Committee.

(b)                                 Neither Members nor any other persons shall have any rights to payments or benefits of any kind under this Plan until such payments or the payment of benefits have actually been made.

(c)                                  There shall be no liability or obligation on the part of any Employer participating in this Plan to pay any benefits described hereunder to any person or group of persons unless and until approved by the Committee and said Committee may withhold approval of the payment of any such benefits to any person or group of persons in its arbitrary discretion.

(d)                                 The Committee shall advise the Employer of the amount and conditions of payments of benefits under the Plan, including the currency or currencies of payment and the exchange rate applied in converting the benefits in dollars to the local currency or currencies at the time the payment is effective. All income amounts determined under the Plan are expressed in United States of America dollars (unless otherwise determined by the Committee) and any sums in other currencies shall be converted to such dollars according to the appropriate rate of as determined by the Committee.

(e)                                  Payments made from the Plan to a Member or Spouse, who is residing in the United States, may be assigned by persons to a Qualified Domestic Trust, as defined in Code Section 2056A.

(f)                                    Benefits payable under this Plan shall be the obligation of the Plan Sponsor.

(g)                                 Payments under this Plan are subject to any applicable tax withholdings, including but not limited to hypothetical tax.

(h)                                 No interest is payable from the Plan under any circumstances.

3.4                                 Prohibited Activities.  In the event a Member engages in a “Prohibited Activity” (as defined below), at any time during Member’s employment with an Employer or within one year after termination of Member’s employment from an Employer, all benefits payable under the Plan shall be forfeited.  In the event that a Member has retired and begun to receive payments under the Plan, all payments received shall be repaid to the Company and all future payments will be forfeited. Prohibited Activities are:

(a)                                  Non-Disparagement—making any statement, written or verbal, in any forum or media, or taking any action in disparagement of an Employer or affiliate thereof, including but not limited to negative references to the Company or its products, services, corporate policies, or current or former officers or employees, customers, suppliers, or business partners or associates;

(b)                                 No Publicity — publishing any opinion, fact, or material, delivering any lecture or address, participating in the making of any film, radio broadcast or television transmission, or communicating with any representative of the media relating to confidential matters regarding the business or affairs of an Employer which Member was involved with during Member’s employment;

(c)                                  Non-Disclosure of Trade Secrets — failure to hold in confidence all Trade Secrets of an Employer that came into Member’s knowledge during Member’s employment by the Employer, or disclosing, publishing, or making use of at any time such Trade Secrets, where the term “Trade Secret” means any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy;

(d)                                 Non-Disclosure of Confidential Information — failure to hold in confidence all Confidential Information of the Employer that came into Member’s knowledge during Member’s employment by the Employer, or disclosing, publishing, or making use of such Confidential Information, where the term “Confidential Information” means any data or information, other than Trade Secrets, that is valuable to the Company and not generally known to the public or to competitors of the Company;

(e)                                  Return of Materials — failure of Member, in the event of Member’s termination of employment for any reason, promptly to deliver to the Employer all memoranda, notes, records, manuals or other documents, including all copies of such materials and all documentation prepared or produced in connection therewith, containing Trade Secrets or Confidential Information regarding the Company’s business, whether made or compiled by Member or furnished to Member by virtue of Member’s employment with the Employer, or failure promptly to deliver to the Employer all vehicles, computers, credit cards, telephones, handheld electronic devices, office equipment, and other property furnished to Member by virtue of Member’s employment with an Employer;

(f)                                    Non-Compete — rendering services for any organization which, or engaging directly or indirectly in any business which, in the sole judgment of the Committee or any senior officer designated by the Committee, is or becomes competitive with the Company;

(g)                                 Non-solicitation — soliciting or attempting to solicit for employment for or on behalf of any corporation, partnership, or other business entity any employee of the Company with whom Member had professional interaction during the last twelve months of Member’s employment with the Company or Member’s Employer; or

(h)                                 Violation of the Company Policies — violating any written policies of the Company or Member’s Employer applicable to Member, including without limitation the Company insider trading policy.

ARTICLE IV

VESTING

4.1                                 Upon the termination of a Member’s employment before he has either attained age 60 or has completed five Years of Vesting Service, such Member shall cease to be a Member and shall receive no benefits under the Plan.

4.2                                 Upon a Member’s completing five Years of Vesting Service, such Member shall be 100% vested in his benefit under this Plan.

ARTICLE V

CALCULATION OF BENEFIT

A Member who has a vested benefit shall receive a single payment equal to the Actuarial Equivalent of the present value of the monthly payments as computed in accordance with Section 5.1 and 5.2 below, as applicable.  A Member who is entitled to monthly income as described in Section 3.1(b) shall have such monthly income calculated as described in the Plan prior to this October 1, 2007 restatement.

5.1                                 Separation on or after Normal Retirement Date.  The single payment shall be equal to the Actuarial Equivalent of the present value of monthly payments, payable for the life of the Member and, if applicable, the Member’s Spouse, commencing on the first day of the month following his Separation from Service, equal to 1/12th of the annual amount determined by deducting benefits payable under Subsections B and C from Subsection A, below.

A.                                   The annual retirement income determined as 1.6% of the Member’s Average Annual Compensation multiplied by all years (including completed calendar months as fractions of a year) of the Member’s Years of Benefit Service.

B.                                     The Actuarial Equivalent in dollars computed at an appropriate rate of exchange as determined by the Committee of the annual amount which the Member has received, is receiving, or would become eligible to receive as an old age benefit under the laws of any national, regional, or local government or agency thereof and/or termination, liquidation, premium, or bonus payments which any Employer must according to law pay or have had to pay the Member at cessation of active service or transfer to another country. If such old age benefit and/or other payment or payments are not payable to the Member in an annuity form commencing on his retirement date, then such amounts which could have commenced on or before his retirement date shall be converted to an Actuarial Equivalent annuity commencing on the Member’s retirement date for determining amounts under this Part B. Any such payments which the Member shall not become eligible to begin receiving until after his retirement shall not initially be considered an offset under this Part B, but shall become part of this Part B at such time as the Member shall become eligible to begin receiving such payments. In the event any such benefits are due or partially due to the Member’s own contributions or are partially due to Years of Vesting Service not included in Years of Benefit Service, amounts to be determined under this Part B shall be derived only from that portion of such benefits reasonably assumed by the Committee to be due to payments or contributions by the Employer for periods of employment included in Years of Benefit Service. For Members who terminate employment with the Company or a Subsidiary on or after October 1, 2006, if such benefit is estimated to be less than USD $100 per month, determined as of the applicable normal retirement age or when eligible for the offset, whichever is earlier, then no offset will be applied for that particular benefit.

C.                                     The Actuarial Equivalent in dollars computed at an appropriate rate of exchange as determined by the Committee of the annual amount of retirement income or termination benefits which the Member has received, is receiving, or would become eligible to receive under any non-public pension, retirement or welfare plan, other than this Plan, to which an Employer or Subsidiary or any other entity in which the Company has an ownership interest has contributed. If such benefits are not payable to the Member in an annuity form commencing on his retirement date, then such amounts which could have commended on or before his retirement date shall be converted to an Actuarial Equivalent annuity commencing on the Member’s retirement date for determining amounts under this Part C. Any such payments which the Member shall not become eligible to begin receiving until after his retirement shall not initially be considered an offset under this Part C, but shall become part of this Part C as such time as the Member shall become eligible to begin receiving such payments. In the event any such benefits are due or partially due to the Member’s own contributions or are partially due to employment not included in Years of Benefit Service, amounts to be determined under this Part C shall be derived only from that portion of such benefits reasonably assumed by the Committee to be due to payments or contributions by an Employer for periods of employment included in Years of Benefit Service. For Members who terminate employment with the Company or a Subsidiary on or after October 1, 2006, if such benefit is estimated to be less than USD $100 per month, determined as of the applicable normal retirement age or when eligible for the offset, whichever is earlier, then no offset will be applied for that particular benefit.

Notwithstanding the foregoing, no adjustment shall be made pursuant to this subsection C for any benefit received from a savings plan scheme identified on Schedule B.

5.2                                 Separation before Normal Retirement Date.  The single payment shall be equal to the Actuarial Equivalent of the present value of monthly payments determined as follows:

A.                                   In the case of a Member who has a Separation from Service on or after his Earliest Retirement Date, the monthly amount of retirement income shall be computed in accordance with Section 5.1 of this Article V, based on Years of Benefit Service but such retirement income payments shall be reduced by 0.25% for each full month, if any, that the Separation from Service date is prior to the first day of the month on or following the Member’s 62nd birthday.

B.                                     In the case of a Member who has a Separation from Service before his Earliest Retirement Date with a vested benefit, the amount of retirement income shall be computed in accordance with Section 5.1, but such retirement income shall be reduced by 0.4% for each full month that the later of the date of the Member’s Earliest Retirement Date or the payment date is prior to the date of the Member’s Normal Retirement Date.

5.3                                 Currency of Payment; Rate of Exchange; Location of Payment.  Each Member shall designate by written notification to the Committee or its designee whether the Member wishes to receive his benefit in U.S. dollars or any other currency.  If notification is not timely made, the payment shall be made in U.S. dollars.  The rate of exchange shall be determined by any reasonable method, such as the spot rate on the date of payment. The payment may be made to the Member only in the Member’s country of residence (determined at the time of payment) unless a different location is required due to tax withholding requirements or as otherwise approved by Committee guidelines.

5.4                                 Adjustments to Retirement Income.  In the event that the Employee Retirement Plan of The Coca-Cola Company provides participants who have retired under that plan a cost-of-living or other adjustment, the retirement income of Members of this Plan who are receiving monthly payments shall also be recalculated and the increase in retirement income will apply to payments made on or after the date of such increase. This adjustment shall only be applicable to Members who would have been eligible for the increase if they were a participant in the Employee Retirement Plan and shall be made in the same manner as prescribed under the Employee Retirement Plan adjusting for any differences, if applicable, in the types of survivor annuities offered under each plan.

5.5                                 Change in Control. In the event of a Change in Control, while this provision remains in effect, no amendment will thereafter be made to this Section 5.5 for a period of at least two consecutive years following the date when the Change in Control occurs. The enhancement of benefits described in this Section shall remain in effect until a Change in Control occurs, and is not part of any Member’s regular benefit under the Plan.  If any Member’s employment terminates for any reason whatsoever during the two-consecutive-year period that begins on the date when a Change in Control occurs, the following provisions will apply to the calculation of his Retirement Income under the Plan:

A.                                   The Member’s Earliest Retirement Date under this Article of the Plan will be the first day of the month on or after the earlier of (a) the date the Member has both attained his 50th birthday and completed ten Years of Vesting Service under this Plan, or (b) the first day of any month on or following the Member’s 55th birthday.

B.                                     The Member’s Normal Retirement Date under this Article of the Plan will be the first day of the month on or after the date the Member has attained age 60.

C.                                     If the Member has completed at least five Years of Vesting Service but has not attained his Earliest Retirement Date, instead of the reduction described in Part B of Section 5.2, the calculation of his retirement income will be reduced by .25% for each month in excess of three years by which his Earliest Retirement Date precedes his Normal Retirement Date.

D.                                    The Member shall be immediately vested in his benefit.

5.6                                 Rehire.  If a Member is rehired by an Employer after his benefit is paid in a lump sum, the Member’s benefit under this Plan will be recalculated upon the Member’s subsequent Separation from Service.  The recalculated benefit will be based on all credited Years of Benefit Service and Average Annual Compensation, which shall include Compensation after rehire.  No additional Years of Benefit Service will be credited unless the Member again meets all of the requirements of Article II.  Upon the Member’s subsequent Separation from Service, his benefit shall be calculated as follows:

i)                                         the Member’s Plan benefit shall be recalculated taking into account applicable Years of Benefit Service and the new Average Annual Compensation;

ii)                                      all prior payments from the Plan shall be valued by assuming the payments have increased in value at the rate of interest used for determining Actuarial Equivalent in effect for each period of time, compounded annually through the date of the Member’s subsequent Separation from Service; and

iii)                                   the Member’s Plan benefit, recalculated per subsection (i) shall be reduced by the current value of the prior Plan payments calculated per subsection (ii).

If the Member is receiving monthly payments, such payments shall continue upon the Member’s rehire.  Upon the Member’s subsequent Separation from Service, any additional benefit accrued shall be paid as provided in Article III.

ARTICLE VI

SPOUSE’S BENEFIT

6.1                                 Death Before Payment is Made. In the event of the death of the Member prior to the date his benefit is paid, his surviving Spouse, if any, shall be eligible to receive a benefit as described in Parts A, B, C, and D below:

A.                                   If the Member had not completed five Years of Vesting Service or had not attained age 60 at the time of his death, no benefit shall be payable from the Plan.

B.                                     If the Member had competed more than five Years of Vesting Service but had terminated from employment prior to death and prior to his Earliest Retirement Date, his surviving Spouse shall be eligible to receive a benefit.  The benefit shall be a single payment equal to the Actuarial Equivalent of the present value of 40% of the monthly payments described in Section 5.2 (B).

C.                                     If the Member had completed more than five Years of Vesting Service, had not terminated from employment, and dies before his Earliest Retirement Date his surviving Spouse shall be eligible to receive a benefit.  The benefit shall be a single payment equal to the Actuarial Equivalent of the present value of 60% of the monthly payments described in Section 5.2 (A).

D.                                    If the Member had completed more than five Years of Vesting Service and dies after his Earliest Retirement Date, his surviving Spouse shall be eligible to receive a benefit.  The benefit shall be a single payment equal to the Actuarial Equivalent of the present value of 60% of the monthly payments described in Section 5.2 (A).

6.2                                 Participants Receiving Lump Sum Payments.  After payment is made under this Plan in a lump sum to a Member, no additional benefit shall be due to the Member’s Spouse.  If a Member does not have a Spouse on his date of death, no benefit shall be paid.

6.3                                 Participants Receiving Monthly Payments.  For Members who are entitled to monthly payments as described in Section 3.1(b),  the Spouse’s benefit, if any, shall be determined as set forth in Article VI of the Plan as in effect prior to October 1, 2007.

ARTICLE VII

CHANGE OR DISCONTINUANCE OF PLAN

7.1                                 The Committee may at any time and from time to time amend, suspend or terminate this Plan in whole or with respect to any one or more employees of said Company or any other Employer.

7.2                                 In the event that the Plan should be so discontinued, the Committee shall determine the amount of benefits attributable under the Plan to the date of discontinuance. Actual payment of any such benefits, including payments to Members already retired, shall be subject to approval of the Committee as provided in Article III hereof.

ARTICLE VIII

ADMINISTRATION OF PLAN

8.1                                 Appointment of Committee.  The Company’s Vice President of Human Resources or his designee shall appoint a Committee of no less than three and no more than seven members, one of whom shall be designated by it as Chairman. Members of this Committee may be chosen without regard to whether they are directors, officers or employees of the Company or a Subsidiary. All members of the Committee shall serve at the pleasure of the Vice President of Human Resources of the Company or his designee. Vacancies on the Committee, arising for any reason whatsoever, shall be filled by the Vice President of Human Resources of the Company or his designee.  Any member of the Committee may resign of his own accord by delivering his written resignation to the Vice President of Human Resources of the Company or his designee.

8.2                                 Organization and Operation of Committee.  The Chairman present shall preside at meetings of the Committee.  In his absence, those present will choose one of their number to act as Chairman.  The Committee may appoint a Secretary, who shall keep the minutes of the meetings and perform such other duties as may be assigned to him by the Committee, together with such other officers as it shall deem necessary. Neither the Secretary nor any other officer appointed by the Committee need be members. The Committee shall act by the majority of members then in office at all meetings and may set up a procedure to act upon matters by vote in writing without a meeting. The Committee may authorize one or more of its members and/or its Secretary or Assistant Secretary to sign directions, communications and to execute documents on behalf of the Committee.

8.3                                 Powers of the Committee.  The Committee shall administer the Plan and shall have the exclusive responsibility and complete discretionary authority to control the operation and administration of the Plan, with all powers necessary to enable it to properly carry out such responsibility, including but not limited to the power to approve or disapprove a Subsidiary’s adoption of this Plan, the power to construe the terms of the Plan, to determine status, coverage and eligibility for benefits and to resolve all interpretive, equitable, and other questions, including questions of fact, that shall arise in the operation and administration of the Plan. All actions or determinations of the Committee shall be final, conclusive and binding on all persons.

8.4                                 Expenses of Committee.  The Company shall pay all expenses of the Committee. Such expenses shall include any expenses incident to the functioning of the Committee, including, but not limited to, salaries of employees, fees for actuarial and other services, attorney’s fees, accounting charges and other costs of administering the Plan.

8.5                                 Liability of Employer and Committee. Neither the Employer nor any Committee member shall be liable for the loss or damage which may result in connection with the execution of his duties or the exercise of his discretion or from any other act or omission hereunder, except when due to his own negligence or willful misconduct.

8.6                                 Claims Procedure.

(a)                                  Right to Make Claim. An interested party who disagrees with a determination of his or her right to Plan benefits must submit a written claim and exhaust this claim procedure before legal recourse of any type is sought. The claim must include a description of the relevant evidence the interested party believes support the claim and must be submitted to the Committee. The Committee (or its designee) shall either approve or deny the claim.

(b)                                 Appeal of Denial and Final Review. The interested party may make a written appeal of the Committee’s initial decision, and the Committee (or its designee) shall respond.

(c)                                  Time Frame. The initial claim, its review, appeal and final review shall be made in a timely fashion, subject to the following time table:

Action	Days to Respond From Last Action

Benefit is determined	N/A
Interested party files initial request	60 days (subject to subsection (d) below)
Committee’s initial decision	90 days
Interested party requests final review	60 days
Committee’s final decision	90 days

However, the Committee may take up to twice the maximum response time for its initial and final review if it provides an explanation within the normal period of why an extension is needed and when its decision shall be forthcoming.

(d)                                 Limitation on Actions. Any claim must be brought within one year after:   (a) in the case of any lump-sum payment, the date on which the payment was made; (b) in the case of an annuity payment or installment payment, the date of the first payment in the series of payments; or (c) for all other claims, the date on which the action complained of occurred. Any suit must be brought within one year after the date the Committee (or its designee) has made a final denial. Notwithstanding any other provision herein, any suit must be brought within two years after the date the claim first arose (as described above).

ARTICLE IX

MISCELLANEOUS PROVISIONS

9.1                                 Subsidiaries.  In the event the Board or the Committee shall determine that a corporation has ceased to be a subsidiary, such former Subsidiary shall be deemed to have withdrawn from the Plan as of the first day of the next succeeding month following such determination of the Board or the Committee, or, in lieu thereof, as of such other date as the Board or the Committee shall determine. Thereupon, the Plan is deemed to have been discontinued with respect to the employees of said former Subsidiary, and the provisions of Article VIII hereof shall be applicable with respect to such employees.

9.2                                 Limitation of Responsibility.  Neither the establishment of this Plan nor any modification thereof, nor the creation of any find or account, nor the payment of any benefits, shall be construed as giving to any Member or other person any legal or equitable right against the Company, or of its Subsidiaries, or any officer or employee thereof, or the Committee, except as herein provided; and in no event shall the terms of employment of any member be modified or in any way affected thereby.

9.3                                 Restrictions on Alienation and Assignment.  Except as set forth in Section 10.6, the right of any Member or any other person to any benefit or to any payment hereunder or to any separate account shall not be subject to alienation or assignment, and if such Member or other person shall attempt to assign, transfer or dispose of such right, or should such right be subjected to attachment, execution, garnishment, sequestration or other legal, equitable or other process, it shall ipso facto pass to such one or more persons as may be selected by the Committee; provided, however, that the Committee in its sole discretion may reappoint the Member or other person to receive any payment thereafter authorized. The Committee may revoke any appointment made by the Committee hereunder at any time, and a further appointment made by it.

9.4                                 Authority of Officers of the Company or of a Subsidiary.  Whenever the Company or a Subsidiary under the terms of this Plan is permitted or required to do or perform any act or matter or thing, it shall be done and performed by any officer thereunder duly authorized by its Board of Directors.

9.5                                 Controlling Law.  This Plan shall be subject to the laws of the State of Delaware (except to the extent that Delaware conflicts of law rules would call for the application of the law of another jurisdiction) and any and all disputes arising under this Plan are to be resolved exclusively by courts sitting in Delaware.  The parties hereby waive any claims of improper venue or lack of personal or subject matter jurisdiction as to any such disputes.

9.6                                 Offset for Monies Owed.  The benefits provided hereunder will be offset for any monies that the Committee or its designee determines are owed to the Company or any Subsidiary.

IN WITNESS WHEREOF, the International Benefits Administrative Committee has caused this amendment and restatement of the Plan to be executed by a duly authorized member of the International Benefits Administrative Committee effective as of October 1, 2007.

By:	/s/ Susan M. Fleming

SCHEDULE A

Compensation Credit

Pursuant to the definition of Compensation in Article I, amounts paid by the following entities shall be treated as Compensation for purposes of the Plan if such amounts would have constituted Compensation if paid by an Employer:

1. Coca-Cola Enterprises Inc.

2. Coca-Cola Amatil Limited

SCHEDULE B

Savings Plan Schemes

Pursuant to Section 5.1(C), benefits from the following savings plan schemes shall not result in an adjustment to the Member’s benefit under Section 5.1(C):

1. The Coca-Cola Company Thrift & Investment Plan

2. U.K. Savings Share Scheme

3. Coca-Cola Atlantic Share Participation Scheme

4. Coca-Cola Ltd. Employee Savings Plan